Exhibit 10.1

February 13, 2012

Altmann Revocable Living Trust, RLT

960 Canterbury Place, Suite 300

Escondido, California, 92025

Attention: Mr. Kenneth H. Lounsbery

BILL OF SALE

This Bill of Sale confirms the agreement between ALTMANN REVOCABLE LIVING TRUST, RLT, a trust registered in the State of California ("ARLT") and XUN ENERGY, INC., a Nevada corporation ("XUN"). In this Bill of Sale, XUN and ARLT are sometimes collectively called the "Parties,"

WHEREAS, Chris Bryan and Jerry G. Mikolajczyk were issued all common and/or preferred shares Crockett Energy Corporation.

WHEREAS, Chris Bryan transferred and/or pledged all rights, title, and interest in his ownership interest in Crockett Energy Corporation to ARLT.  This transfer was to collateralize a loan agreement where ARLT loaned certain funds to Crockett Energy Corporation to close that certain Purchase and Sale Agreement dated January 31, 2012 (“PSA”) for the West Crockett Oil wells as identified in that PSA.

WHEREAS, the ARLT has rights, title and interest resulting from the transfer of Chris Bryan’s interest and now ARLT owns all common and/or preferred shared in Crockett Energy Corporation previously held by Chris Bryan.

1.  THE TRANSACTION

a.

Basic Transaction

As consideration for the XUN Units, ARLT sells and/or assigns 100% of all of its rights, title and interest in Common Voting Shares of Crockett Energy Corporation ("Crockett") to XUN ("ARLT's Interests") at the price (the "Purchase Price") set forth in Paragraph 1b below.

b.

Purchase Price

In consideration for the rights, title and interest set forth in paragraph 1a above, XUN issues 45,000,000 Units of XUN ("XUN Units") with a market value of $0.05 per Unit for an aggregate of $2,250,000 ("Purchase Price"), fair market value for the 100% interest in the issued and outstanding shares of CROCKETT.

A Unit is defined as one (1) common voting share and one (1) warrant to purchase a common share of XUN. XUN's warrants in this transaction shall entitle ARLT the right to acquire one (1) common voting share of XUN at the following exercise prices based on the following time periods:

• Exercise price of $ .50 per share prior to Nov 30, 2012;
• Exercise price of $1.00 per share prior to May 31, 2013;
• Exercise price of $2.00 per share prior to May 31, 2014;
• Exercise price of $3.00 per share prior to May 31, 2015;
• Exercise price of $4.00 per share prior to May 31, 2016.

   c.

Conditions Precedent

i.

XUN OIL CORPORATION acquires the producing West Crockett Oil and Gas leases based in Crockett County, Texas with a total acreage of 2,320.5 acres, more or less, with 100% Working Interest, 75% Net Revenue Interest;

ii.

XUN OIL CORPORATION, as a minimum, secured financing of $5 million to complete a 10 well drilling and development program on the West Crockett Oil and Gas Leases.

XUN ENERGY, INC.

By: /s/ Jerry G. Mikolajczyk

     Jerry G. Mikolajczyk

     Its: President

Duly executed and agreed as to the Binding Provisions on February 13, 2012.

ALTMANN REVOCABLE LIVING TRUST, RLT

By: /s/ John Charles Maxwell Altmann, Trustee

Trustee Name: John Charles Maxwell Altmann